EXHIBIT 10.33

                     AGREEMENT FOR TERMINATION OF LITIGATION
                             AND NULLITY PROCEEDINGS

        THIS AGREEMENT is entered into this 27TH day of June, 2000 (the "Effective Date") by and between CFM Technologies, Inc., having a place of business at 150 Oaklands Blvd., Exton, PA 19341 ("CFM"), CFMT, Inc., having a place of business at 1403 Foulk Road, P.O. Box 8985, Wilmington, DE 19803, hereinafter collectively referred to as "CFM," and STEAG Electronic Systems AG, a German company having a place of business at Ruettenscheider Strasse 1-3, 45128 Essen, Germany, and STEAG Electronic Systems, Inc. (formerly known as STEAG Microtech, Inc.), a Delaware corporation having a place of business at 8305 Cross Park Drive, Austin, Texas, 78754, hereinafter collectively referred to as "STEAG."

                                   WITNESSETH

     WHEREAS, CFM and STEAG are the parties in litigation pending on a second appeal, which has been briefed but not orally argued, in the U.S. Court of Appeals for the Federal Circuit captioned CFMT, INC. and CFM TECHNOLOGIES, INC., Plaintiffs-Appellees v. STEAG MICROTECH, INC., Defendant-Appellant, Appeal No. 00-1086;

     WHEREAS, the pending appeal and an earlier appeal were from Judgments of the U.S. District Court for the District of Delaware in an action captioned CFMT, INC. and CFM TECHNOLOGIES, INC., Plaintiffs v. STEAG MICROTECH, INC., Defendant, C.A. No. 95-442 (RRM);

     WHEREAS, STEAG and/or its affiliates have filed nullity actions against CFM Patents in Germany, France, Ireland, Holland, and Japan;




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     WHEREAS, CFM and STEAG are parties to an Interim Patent License Agreement dated June 27, 2000, in which CFM granted certain rights under CFM patents to STEAG;

     WHEREAS, STEAG and Mattson Technology Inc., having a place of business at 3550 West Warren Avenue, Fremont, CA 94538, hereinafter referred to as "Mattson," are entering into a Strategic Business Combination Agreement, pursuant to which, among other things, Mattson will acquire certain subsidiaries of STEAG, including subsidiaries engaged in the semiconductor wet processing business (the "Combination Agreement");

     WHEREAS, CFM and Mattson are entering into an Agreement and Plan of Merger, intending to result in CFM becoming a wholly-owned subsidiary of Mattson (the "Merger Agreement" and, together with the Combination Agreement, the "Transaction Agreements"); and

     WHEREAS, the parties desire to terminate the above identified Federal litigation and nullity actions on the following terms:

     NOW, THEREFORE, CFM and STEAG agree as follows:

               1. CFM and STEAG shall within three (3) days of the execution of this Agreement cause the above entitled pending second appeal to be dismissed by directing their counsel of record to execute and file a joint motion for dismissal in the form attached as Exhibit A hereto. CFM and STEAG shall cooperate as necessary under the Rules of the U.S. Court of Appeals for the Federal Circuit to achieve this dismissal.

               2. STEAG consents to entry of final judgment of the District Court that CFM's United States Patent 4,911,761 is valid, enforceable, and infringed by STEAG.






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               3. In consideration of the mutual promises, representations and warranties contained in the Interim Patent License Agreement and the Transaction Agreements, CFM waives and releases STEAG from all damages awarded in the United States District Court for the District of Delaware, including all rights to an accounting or award of damages for infringing sales after September 30, 1997, pre-judgment and post-judgment interest, attorneys' fees, costs and enhanced damages.

               4. Each party is responsible for its own attorneys' fees and costs in the District Court and in the U.S. Court of Appeals for the Federal Circuit.

               5. The injunction entered against STEAG on June 18, 1998 shall remain in force, subject to license rights or ownership rights conferred by the Interim Patent License Agreement and the Transaction Agreements.

               6. When the said pending second appeal has been dismissed, remanded by the U.S. Court of Appeals for the Federal Circuit and received by the U.S. District Court for the District of Delaware, the parties shall within three (3) days from the date of notice that the case has been returned to the District Court submit a proposed Consent Judgment to the District Court, in the form attached as Exhibit B hereto.

               7. STEAG shall submit within thirty (30) days of the execution of this Agreement documents sufficient to cause all nullity actions filed by STEAG and/or its affiliates against CFM Patents, including those in Germany, France, Ireland, Holland, and Japan, to be dismissed or withdrawn so as to maintain the CFM patents in force in each country, provided, that, in any country where STEAG would not have the legal right to cause the dismissal or withdrawal of any such nullity action, STEAG shall only be required to use its best efforts to cause such nullity action to be dismissed or withdrawn.






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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year above first written.


CFM TECHNOLOGIES, INC.                           STEAG ELECTRONIC SYSTEMS AG

/s/ Roger A. Carolin                             /s/ Dr. Rolf Thaler
-----------------------                          ----------------------
    President & CEO                                  CFO


CFMT, INC.

/s/ Lorin J. Randall                             /s/ Dr. Peter Lockowandt
-----------------------                          ------------------------
    Secretary                                        General Counsel










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